Exhibit 14(b)

LUBY'S, INC.

SUPPLEMENTAL STANDARDS OF CONDUCT AND ETHICS FOR THE
CEO, CFO, CONTROLLER, AND ALL SENIOR FINANCIAL OFFICERS
Dated August 21, 2003

In addition to the Policy Guide on Standards of Conduct and Ethics that applies to all employees, officers and directors of the Company, the supplemental standards set forth herein shall apply to the Chief Executive Officer, Chief Financial Officer, Controller, and all senior financial officers. For such officers, the following standards shall supplement the standards set forth in the Policy Guide on Standards of Conduct and Ethics:

1. The CEO, CFO, Controller, and all senior financial officers shall engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2. The CEO, CFO, Controller, and all senior financial officers shall avoid conflicts of interest and disclose to the Board of Directors any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

3. The CEO, CFO, Controller, and all senior financial officers shall take all reasonable measures to protect the confidentiality of non-public information about Luby's and its subsidiaries and their customers and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process;

4. The CEO, CFO, Controller, and all senior financial officers bear the responsibility to promote and produce full, fair, accurate, timely and understandable disclosure in reports and documents that Luby's files with, or submits to, the Securities and Exchange Commission and other regulators and in all public communications made by Luby's. The CEO, CFO, Controller, and all senior financial officers shall promptly bring to the attention of the Disclosure Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Disclosure Committee in fulfilling its responsibilities as specified in the Disclosure Committee's charter.

5. The CEO, CFO, Controller, and all senior financial officers shall comply with all securities laws and other laws, rules and regulations applicable to the Company and the operation of its business, and shall promptly report to the Finance and Audit Committee any information he or she may have concerning a possible material violation of securities laws and other laws, rules and regulations applicable to the Company and the operation of its business by the Company or any agent thereof.

6. The CEO, CFO, Controller, and all senior financial officers shall comply with the Policy Guide on Standards of Conduct and Ethics and these supplemental standards and shall promptly report to the Finance and Audit Committee any information he or she may have concerning any violation of the Policy Guide on Standards of Conduct and Ethics and these supplemental standards.

7. The CEO, CFO, Controller, and all senior financial officers shall promptly report to the Disclosure Committee and the Finance and Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

8. The CEO, CFO, Controller, and all senior financial officers shall not directly or indirectly take any action to fraudulently influence, coerce, manipulate or mislead the Company's independent auditors for the purpose of rendering the financial statements of Luby's or its subsidiaries misleading.

9. The CEO, CFO, Controller, and all senior financial officers will be held accountable for adherence to the Policy Guide on Standards of Conduct and Ethics and these supplemental standards, and failure to observe all of provisions of the Policy Guide on Standards of Conduct and Ethics and these supplemental standards will result in disciplinary action, up to and including termination of employment or service with the Company. Violations of the Policy Guide on Standards of Conduct and Ethics and these supplemental standards may also constitute violations of law and may result in civil and criminal penalties. In the event of a violation of the Policy Guide on Standards of Conduct and Ethics or these supplemental standards, the Board of Directors or an authorized committee of the Board shall determine the appropriate response that is reasonably designed to deter wrongdoing and to promote accountability for adherence the Policy Guide on Standards of Conduct and Ethics and these supplemental standards.

10. Any waiver of these supplemental standards for the Chief Executive Officer, Chief Financial Officer or the Controller may be made only by the Board of Directors or a committee of the Board and will be promptly disclosed to Luby's shareholders as required by law, rule or regulation, including without limitation the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange.